Exhibit 99.1

Erie Indemnity Announces Nominees for Board of Directors

Erie, Pa. (March 11, 2009) — The Board of Directors of Erie Indemnity Company has accepted and approved the report of the Company’s Nominating and Governance Committee, which recommends nominees for the Company’s Board of Directors.

Based upon the Nominating Committee’s recommendation, the Board of Directors agreed to maintain the size of the Board at 12 members and to nominate the following individuals, all of whom are currently Directors: J. Ralph Borneman, Jr., Terrence W. Cavanaugh, Patricia A. Garrison-Corbin, Jonathan Hirt Hagen, Susan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Claude C. Lilly, III, Lucian L. Morrison, Thomas W. Palmer, Elizabeth A. Vorsheck and Robert C. Wilburn.

At the Company’s request, Mr. Lilly, who had previously decided not to stand for reelection at this year’s Annual Meeting, has reconsidered that decision and has agreed to stand for reelection on the slate of nominees being proposed by the Board of Directors.

Members of the Board of Directors will be elected for a one-year term at the Company’s Annual Meeting of Shareholders scheduled for May 5, 2009, at the Company’s headquarters in Erie, Pa. Information on each of the nominees will be included in the Company’s Information Statement to be mailed to Shareholders prior to the Annual Meeting.

This Press Release shall serve as public notice of the Board’s approval of the Nominating Committee’s recommendation in accordance with Section 2.07 (a)(3) of the Company’s Bylaws.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 488 on the FORTUNE 500.

Most recently, Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2008 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

###